Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-130147 and 333-141207 on Form S-8, and Registration Statement No. 333-147433 on Form S-3 of our reports dated February 27, 2009, relating to the consolidated financial statements and financial statement schedules of International Coal Group, Inc. and subsidiaries and the effectiveness of International Coal Group, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of International Coal Group, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
February 27, 2009